Exhibit 10.4
PURCHASE AGREEMENT
     THIS PURCHASE AGREEMENT dated as of February 29, 2008 by and among MICHAEL P. VALENTINE (the “Seller”), GROUP TRANSPORTATION SERVICES, INC., a Delaware corporation (“GTS”), GTS DIRECT, LLC, an Ohio limited liability company (“Direct”), and GTS ACQUISITION SUB, INC., a Delaware corporation, or its permitted assignee, as provided in Section 12.12 (the “Buyer”).
RECITALS
     The Seller is the owner of Forty-six Million Two Hundred Twenty-four Thousand Six Hundred Six (46,224,606) shares of the common stock of GTS, which represents one hundred percent (100%) of the issued and outstanding shares of capital stock of GTS; and is the owner of one hundred (100) units of Direct, which represents all of the issued and outstanding units of Direct. GTS and Direct are collectively referred to as the “Company” for purposes of this Agreement, and the common stock of GTS owned by the Seller and the units of Direct owned by the Seller are collectively referred to as “Shares” for purposes of this Agreement.
     Seller desires to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares, on the terms and subject to the conditions set forth in this Agreement.
     On December 18, 2007, the Seller, the Company and an Affiliate of the Buyer executed a certain letter agreement with respect to this transaction (the “Letter Agreement”). This Agreement is the definitive purchase agreement contemplated in the Letter Agreement.

AGREEMENT
     The parties agree as follows:
     1. Purchase and Sale.
          Upon and subject to the terms and conditions contained in this Agreement, at the “Closing” (as defined in Section 9.1), Seller shall sell, transfer and deliver good and valid title to the Shares to the Buyer, free and clear of all claims and Encumbrances (as defined in Section 3.4), and the Buyer shall purchase the Shares from the Seller.
     2. Purchase Price and Payment.
          2.1 Purchase Price.
          The consideration to be paid by the Buyer to the Seller for the acquisition of the Shares by the Buyer shall be as follows:
     (a) Subject to the post-Closing adjustment set forth in Section 2.3, the sum of Nineteen Million Eight Hundred Thousand Dollars ($19,800,000) shall be paid by Buyer to Seller, as partial consideration for the acquisition of the Shares by Buyer (the “Cash Purchase Price”);
     (b) A twenty percent (20%) interest in the outstanding stock of Group Transportation Services Holdings, Inc., Buyer’s parent corporation, or its assignee, as provided in Section 12.12, held by Buyer (“Parent’s Stock”); and
     (c) After the Closing, Buyer or its permitted assignee may pay to Seller an amount not to exceed the sum of Three Million Five Hundred Thousand Dollars ($3,500,000), in accordance with Section 2.4 (the “Earn Out Payment(s)”).
          2.2 Payment of Purchase Price.
               2.2.1 The Purchase Price shall be paid by Buyer to Seller as follows:
     (a) Subject to the post-Closing adjustment set forth in Section 2.3, (i) an amount equal to the Cash Purchase Price minus the amount of Funded Indebtedness at Closing shall be paid at Closing in immediately available funds to Seller by wire transfer, to an account or accounts designated by Seller, in writing, which written designation shall be delivered to Buyer at least three (3) business days prior to Closing, and (ii) amounts equal in aggregate to the amount of Funded Indebtedness at Closing shall be paid by

Buyer to the Company so that the Company can satisfy the obligations comprising such Funded Indebtedness immediately after Closing.;
     (b) Parent’s Stock shall be duly endorsed and transferred to Seller, at Closing; and
     (c) The Earn Out Payment(s) may be paid by Buyer to Seller pursuant to the terms of Section 2.4.
          2.3 Adjustment of Purchase Price.
               2.3.1 Within 45 days after the Closing, the Buyer shall cause the Company to prepare and deliver to the Seller a draft statement of the Company’s working capital as of the Closing Date (“Working Capital Statement”). The working capital set forth on the Working Capital Statement shall be determined by subtracting current liabilities (other than Taxes related to bonuses payable by the Company at Closing, to the extent included in the calculation of Funded Indebtedness at Closing pursuant to Section 2.2.1(a)) from current assets of the Company as of the Closing Date, as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) and, to the extent consistent with GAAP, in a manner consistent with the preparation of the balance sheet for the year ended December 31, 2007 included in the Financial Statements (as herein defined), except that cash shall not be included as a current asset in such calculation, and any inter Company balances, accrued commissions and/or bonuses, accrued payroll taxes, accrued income taxes payable, accrued property (both real and personal) taxes shall not be included as current liabilities in such calculation.
               2.3.2 Within fifteen (15) business days (the “Dispute Period”) of the Seller’s receipt of the Working Capital Statement, Seller may dispute any amounts reflected on the Working Capital Statement by notifying the Buyer, in writing (the “Dispute Notice”), of each disputed item (each, a “Disputed Item”) and the adjustments to those items that, in the opinion of the Seller, are required, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute. If the Seller does not deliver a Dispute Notice within the Dispute Period, the calculation of the working capital set forth in the Working Capital Statement shall be deemed final and binding and shall not be subject to further review, challenge or adjustment (any such final working capital calculation shall be referred to as the “Final Working Capital”). In the event the Seller delivers a Dispute Notice within the Dispute Period and the Buyer does not object thereto in a writing delivered to the Seller within fifteen (15) business days of the Buyer’s receipt of the Dispute Notice, the calculation of the working capital set forth in the Dispute Notice shall be deemed the Final Working Capital. In the event that the Seller delivers a Dispute Notice and the Buyer objects to the Disputed Items and proposed adjustments set forth in such Dispute Notice, then the Buyer and the Seller shall negotiate in good faith to resolve all of the Disputed Items. If the Buyer and the Seller are unable to resolve all of the Disputed Items within fifteen (15) business days of the Buyer’s notification to Seller that it objects to the Disputed Items set forth in such Dispute Notice, either the Buyer or the Seller may, within five (5) business days after the end of such fifteen (15) business days, request that any unresolved Disputed Items be resolved by means of an arbitration, to be conducted as follows:
     (a) Any request for an Arbitration shall be made in writing to the Cleveland, Ohio office of Ernst & Young or, in the event such firm declines to serve as the Independent Accounting Firm, to the Cleveland, Ohio office of such other independent accounting firm of recognized national standing that may be selected by the Seller with the consent of the Buyer, which consent will not be unreasonably withheld. The firm to which such request is made shall, upon agreeing in writing to resolve the Disputed Items submitted to it in accordance with the terms of this Agreement, be the “Independent Accounting Firm”, as that term is used in this Agreement. The Arbitration shall be conducted under the auspices of the Independent Accounting Firm and, except to the extent said rules conflict with the terms of this Section 2.3.2, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.
     (b) The Independent Accounting Firm shall be instructed by the parties to, within five (5) business days of its agreement to resolve the Disputed Items submitted to it, provide to the Buyer and the Seller the names and resumes, which shall include a description of the individual’s substantial experience in the preparation and audit of financial statements of corporations engaged in businesses similar to the Company’s business and a disclosure of the individual’s existing or prior business and/or personal relationships (if any) with the Buyer, the Seller, or any employees or counsel for either Buyer or Seller of at least three (3) partners of the Independent Accounting Firm (preferably, but not necessarily, located in its Cleveland office) who are willing to serve as the individual responsible for conducting the Arbitration (the “Arbitrator”). If, on or before the third (3rd) business day after their receipt of the information called for by the preceding sentence, the Buyer and the Seller have been unable after good faith negotiation to agree upon and select one of the individuals so identified to act as the Arbitrator, then the Buyer and the Seller shall each have the right on or before the fifth (5th) business day after their receipt of such information to deliver to the Independent Accounting Firm a confidential communication striking any or all of the individuals previously identified as a potential Arbitrator as to whom an existing business and/or personal relationship was disclosed pursuant to the preceding sentence, and/or striking no more than one of the other individuals previously identified as a potential Arbitrator. The Independent Accounting Firm shall then proceed to select the Arbitrator from among the previously identified individuals who have not been stricken from consideration; if all such previously identified individuals are so stricken, the Independent Accounting Firm shall designate at least three (3) additional partners who are eligible to serve as the Arbitrator and the foregoing selection procedure shall be repeated until an Arbitrator is selected.
     (c) Upon being selected, the Arbitrator shall conduct an Arbitration to determine, with regard to each of the Disputed Items that were submitted to the Independent Accounting Firm pursuant to this Section 2.3.2, whether the Working Capital Statement was prepared in accordance with the requirements of this Agreement and, if not, the dollar amount of any adjustment that may be required in order for the Disputed Item in question to conform to the requirements of this Agreement and to determine the Final Working Capital. The Arbitrator shall make such determination subsequent to conducting the Arbitration and shall set forth such determination of the Final Working Capital in a written ruling, which ruling shall be rendered within sixty (60) days of the date on which the Arbitrator was selected and shall be delivered to the Buyer and to the Seller. The locale of all hearings, if any, conducted by the Arbitrator in connections with the Arbitrations shall be the Cleveland, Ohio office of the Independent Accounting Firm.
     (d) The ruling of the Arbitrator shall be final, binding, and conclusive on the Buyer and the Seller; shall have the legal effect of an arbitral award; and shall be subject only to the judicial review permitted by the Federal Arbitration Act. Judgment on the ruling of the Arbitrator may be entered and enforced in any court having jurisdiction over the parties or their assets. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Seller on the one hand and the Buyer on the other hand in the same proportion that the aggregate amount of such Disputed Items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Independent Accounting Firm) bears to the total amount of such Disputed Items so submitted.
               2.3.3 If the Final Working Capital is greater than ($410,000) to ($615,000) (the “Working Capital Requirement”), the Cash Purchase Price shall be increased by one dollar for every dollar by which the Final Working Capital exceeds the Working Capital Requirement (the “Purchase Price Increase”). To the extent the Final Working Capital of the Company is less than the Working Capital Requirement, the Cash Purchase Price shall be reduced by one dollar for every dollar by which the Working Capital Requirement exceeds the Final Working Capital (the “Purchase Price Reduction”). The amount of the Purchase Price Increase, if any, or the Purchase Price Reduction, if any, is referred to herein as the “Purchase Price Adjustment.” Subject to Section 2.3.2, the Purchase Price Adjustment, if any, shall be paid in cash, within five (5) business days from the date of the final determination of the Final Working Capital.
          2.4 Earn-Out Payment(s)
          Following the Closing, the Earn-Out Payment(s) shall be payable by Buyer to Seller or his Assignee(s) as provided in Section 2.4(f), as follows:
     (a) On or before March 31, 2009 and thereafter on or before the March 31st of each year, as commencing on March 31, 2009 and ending on March 31, 2014 (the “EBITDAM Period”), Buyer shall deliver to Seller a statement (the “EBITDAM Statement”) setting forth the calculation of EBITDAM, as defined herein, for the immediately preceding calendar year. The calculation of EBITDAM set forth in the EBITDAM Statement shall be derived from the Company’s audited financial statements for the preceding fiscal year, a copy of which shall be delivered together with the EBITDAM Statement. Subject to the restrictions set forth in this Section 2.4(a), Buyer shall operate the Company in a commercially reasonable manner consistent with the past practices of Seller’s operation of the Company. Buyer and Seller acknowledge and agree that the term “EBITDAM,” for purposes of this Agreement and this Section 2.4, shall be defined as the Company’s earnings before interest, taxes, depreciation and amortization, and shall exclude all management fees of Buyer or its parent, Affiliates, subsidiaries, or principals, all holding company charges of Buyer or its parent, Affiliates, subsidiaries or principals, any preferred dividends (paid or accrued) to the equity holders of Buyer, and all guaranteed bonuses paid to Seller, as that term is defined in the Employment Agreement by and between Seller and Buyer.
     The calculation of EBITDAM set forth in EBITDAM Statement shall be final and binding on Buyer and Seller, unless Seller shall have delivered within thirty (30) days following receipt of the EBITDAM Statement (the “EBITDAM Dispute Period”), a written notice (the “EBITDAM Dispute Notice”) setting forth the items in the EBITDAM Statement that Seller disputes as not being in accordance with the requirements of this Section 2.4 or as having computational or other errors, specifying in reasonable detail the nature and extent of any such dispute, including the amount of any proposed increase or decrease in the EBITDAM, as set forth in EBITDAM Statement. In the event the Seller delivers an EBITDAM Dispute Notice within the EBITDAM Dispute Period and the Buyer does not object thereto in a writing delivered to the Seller within fifteen (15) days of its receipt of the EBITDAM Dispute Notice, then the calculation of EBITDAM set forth in the EBITDAM Dispute Notice shall be deemed be final and binding on Buyer and Seller. In the event that the Seller delivers an EBITDAM Dispute Notice within said fifteen (15) day period and the Buyer objects to proposed adjustments set forth in such EBITDAM Dispute Notice, then Buyer and Seller shall negotiate in good faith to resolve any such dispute. If within the fifteen (15) day period following the delivery of the Buyer’s notification to Seller that it objects to the proposed adjustments set forth in such EBITDAM Dispute Notice, the Buyer and the Seller shall not have resolved such dispute, then the Buyer and the Seller shall engage the Independent Accounting Firm, as that term is defined in Section 2.3.2(a), to resolve such dispute within thirty (30) days of its engagement. The decision of the Independent Accounting Firm shall be final and binding upon the Buyer and the Seller, and a declaratory judgment by a court of competent jurisdiction may be entered in accordance therewith. The fees and expenses of the

Independent Accounting Firm shall be borne by the parties to this Agreement, as determined by the Independent Accounting Firm in its absolute discretion.
     (b) At such time as the EBITDAM is deemed final and binding on the Buyer and Seller, as provided in Section 2.3.4(a) (the “Final EBITDAM”), the following amounts shall be payable by Buyer to Seller within fifteen (15) days of the determination of the Final EBITDAM, for the applicable year of the EBITDAM Period, as follows:
     i. If the Final EBITDAM is greater than Three Million Dollars ($3,000,000) but less than Three Million Four Hundred Ninety-Nine Thousand Nine Hundred Ninety Nine Dollars ($3,499,999), then the Buyer shall pay to the Seller the sum of Five Hundred Thousand Dollars ($500,000);
     ii. If the Final EBITDAM is greater than Three Million Five Hundred Thousand Dollars ($3,500,000) but less than Three Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety Nine Dollars ($3,999,999), then the Buyer shall pay to the Seller the sum of Seven Hundred Fifty Thousand Dollars ($750,000);
     iii. If the Final EBITDAM is greater than Four Million Dollars ($4,000,000) but less than Four Million Four Hundred Ninety-Nine Thousand Nine Hundred Ninety Nine Dollars ($4,499,999), then the Buyer shall pay to the Seller the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000);
     iv. If the Final EBITDAM is greater than Four Million Five Hundred Thousand Dollars ($4,500,000) but less than Four Million Nine Hundred Ninety-Nine Thousand Nine Hundred Ninety Nine Dollars ($4,999,999), then the Buyer shall pay to the Seller the sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000); or
     v. If the Final EBITDAM is greater than Five Million Dollars ($5,000,000) then the Buyer shall pay to the Seller the sum of Two Million Five Hundred Thousand Dollars ($2,500,000).
     (c) In no event shall the aggregate amount of the payments made to the Seller under Section 2.4(b) for the EBITDAM Period exceed the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Earn-Out Cap”). The Buyer’s obligation to make Earn-Out Payments under this Section 2.4 shall expire on such date as the aggregate Earn-Out Payments to the Seller equal the Earn-Out Cap.
     (d) During the EBITDAM Period, if the Buyer transfers or sells all or substantially all of the assets of the Company (other than to an Affiliate of Buyer, which Affiliate assumes the obligation of the Buyer and the Company under this Section 2.4); or merges, consolidates or enters into a reorganization of Buyer with any third party (other than an Affiliate of Buyer, which Affiliate assumes the obligation of the Buyer and the Company under this Section 2.4); sells all or substantially all of its stock in the Company or Buyer to a third party (other than an Affiliate of Buyer, which Affiliate assumes the obligation of the Buyer and the Company under this Section 2.4) (collectively and individually “Triggering Event”), then at the time of the closing of the Triggering Event, the Buyer shall pay to the Seller the balance of the Earn-Out Payment up to the Earn-Out Cap; provided, however, that in no event shall the initial public offering of the Company’s or the Buyer’s securities be considered a Triggering Event..
     (e) In addition to the EBITDAM Statement, Buyer shall provide to Seller quarterly financial statements of the Company, during the EBITDAM Period. In the event the Earn-Out Payments to Seller reach the Earn-Out Cap, then Buyer shall not deliver any further EBITDAM Statements.
     (f) Seller shall have the right to assign, by written assignment as forwarded to Buyer, all or any part of an EBITDAM Payment when earned for a particular year during the EBITDAM Period.
     3. Representations and Warranties of Seller and the Company
          Seller and the Company, jointly and severally, make the representations and warranties contained in this Section (including Sections 3.1 — 3.28) to Buyer, intending that Buyer rely on each of such representations and warranties in order to induce Buyer to enter into and complete the transactions contemplated by this Agreement. The representations and warranties of the Seller shall survive the consummation of the transactions contemplated by this Agreement until the expiration of eighteen (18) months from the Closing Date, provided that: (a) in the case of fraud, Seller’s representations and warranties shall survive the consummation of such transactions without any time limit, (b) subject to clause (a), Seller’s representations and warranties contained in Sections 3.12, 3.18, 3.24 and 3.25 shall survive the consummation of such transactions until the expiration of applicable statutes of limitation and any extensions of such limitations plus ninety (90) days, and (c) subject to clause (a), Seller’s representations and warranties contained in Sections 3.1, 3.3, 3.4, 3.5, and 3.23, shall survive consummation of such transactions without any time limit. The representations and warranties of the Company shall terminate upon completion of, and shall not survive the Closing. When reference is made to the Knowledge of the Company, the term “Knowledge of the Company,” shall mean and include the actual knowledge of any of the directors or officers of the Company (including, without limitation, Michael P. Valentine), after due inquiry by the Seller with the management employees of the Company and/or the advisors of the Company, with respect to the matter in question.
          3.1 Execution and Validity.
          The execution and delivery of this Agreement by the Company has been authorized by its board of directors and all of its shareholders. The Company and the Seller have the full right, power and authority to enter into, and the ability to perform his or its obligations under this Agreement and all other agreements and instruments contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and the Seller and is a legal, valid and binding agreement of the Company and the Seller, enforceable in accordance with its terms. The other agreements and instruments to be executed and delivered by the Company and the Seller pursuant hereto will be, when executed and delivered by them, legal, valid and binding agreements of the Company and the Seller, enforceable in accordance with their respective terms.
          3.2 Organization and Qualification.
          The Company (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and (b) has all requisite corporate power and authority to carry on its businesses as such businesses are presently conducted and to own or lease and to operate its assets and business in the places where its business is now conducted and where its assets are now owned, leased or operated. Schedule 3.2 consists of the articles of incorporation of GTS and the articles of organization of Direct (together, the “Charter”) and the bylaws of GTS and the operating agreement of Direct, which are true, accurate and complete, and reflect all amendments made as of the date of this Agreement, and also includes a true and complete list of the jurisdictions in which the Company is duly qualified and in good standing as a foreign corporation or limited liability company, which are, in each instance, the only jurisdictions where the nature of the activities conducted by the Company or the nature of the assets owned, leased or operated by the Company requires such qualification and where the failure to so qualify has had, or could reasonably be expected to have, a Material Adverse Effect.
          3.3 Capitalization of the Company.
          Schedule 3.3 sets forth as to GTS (a) its authorized capital by class and authorized number of shares and par value; (b) the number of issued and outstanding shares of capital stock of each class; and (c) the record and beneficial owners of all issued and outstanding shares of capital stock. All of the issued and outstanding shares of capital stock of GTS are duly authorized, validly issued, fully-paid and nonassessable. Schedule 3.3 also sets forth as to Direct (a) its authorized units; (b) the number of issued and outstanding units; and (c) the record and beneficial owner of all issued and outstanding units of Direct. Except as set forth in Schedule 3.3, the Company does not own, directly or indirectly, any shares of capital stock or other securities or equity related interests of any other corporation or other entity, or is not a partner in any partnership or a member of any joint venture.
          3.4 Absence of Encumbrances.
          Except as set forth in Schedule 3.4, Seller is the record and beneficial owner of all of the issued and outstanding stock of GTS and all of the issued and outstanding units of Direct, free and clear of any liens, pledges, claims, options, proxies, restrictions, agreements, charges and encumbrances of any kind (“Encumbrances”) and no shares of capital stock or units are held in the Company’s treasury (i.e., issued but not outstanding shares of capital stock or units), and there are no pending or, to Seller’s and the Company’s knowledge, threatened claims or proceedings which would impair or encumber any of the Shares or any other shares of capital stock of GTS or any other units of Direct. Any Encumbrances shall be paid or otherwise discharged at the Closing, and upon consummation of the transactions contemplated by this Agreement, Buyer will own, free and clear of any Encumbrances, title to all of the Shares.
          3.5 Options and Warrants.
          Except as set forth in Schedule 3.5, the Company does not have any outstanding securities, options, warrants, agreements or other instruments pursuant to which any entity, trust or individual (“Person”) has or may have any right to subscribe for or acquire any shares of the capital stock of GTS or any securities convertible into or exchangeable for shares of the capital stock of GTS or any right to subscribe for or acquire any units of Direct, or any other securities convertible into or exchangeable for units in Direct.
          3.6 Absence of Violations.
          Except as set forth in Schedule 3.6, neither the execution nor delivery of this Agreement or of any of the other agreements and instruments contemplated by this Agreement, nor the consummation of the transactions contemplated by this Agreement or such other agreements and instruments will (a) conflict with or result in the breach of any term or provision of, or constitute a default under, or give any third-party the right to accelerate any obligation under, any charter provision, bylaw, contract, agreement indenture, deed of trust, instrument, order, law or regulation to which the Company or the Seller is a party or by which the Company or the Seller or any of their assets or properties are in any way bound or obligated or (b) result in the creation of any Encumbrance upon any of the Shares or the assets or properties of the Company, including, without limitation, the shares of capital stock of GTS or the units of Direct.
          3.7 Consents.
          Except as set forth in Schedule 3.7, (a) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company or the Seller in connection with the transactions contemplated by this Agreement; and (b) no consent, approval, waiver or other action by any Person under any contract, instrument or other document is required or necessary for the execution, delivery and performance of this Agreement by the Company or the Seller, or the consummation by the Company and the Seller of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.7, all consents described in Schedule 3.7 have been obtained and are in full force and effect.
          3.8 Compliance.
          Neither the Seller nor the Company nor its business, nor the use, operation or maintenance of any of its assets or properties, is in or constitutes a default under, or is in violation of or contravenes, any applicable (including, without limitation, any Tax, health, employment, customs or interstate or international commerce) statute, law, ordinance, decree, order, rule or regulation of any Governmental Authority. Neither the Seller nor the Company has, nor has any entity or individual acting on behalf of the Seller or the Company made any payment of funds prohibited by law that has or could reasonably be expected to result in a liability to the Company, and no funds of the Seller or Company have been set aside to be used for any such payment.
          3.9 Financial Statements.
          The financial statements described in Sections 3.9.1 and 3.9.2 are referred to in this Agreement as the “Financial Statements.”
               3.9.1 Schedule 3.9.1 consists of the true and complete copies of the following:
(i)	balance sheets of GTS as of December 31, 2005 and December 31, 2006 and the related statements of operations and retained earnings and of cash flows for the years then ended, together with related notes, as reviewed by the Company’s certified public accountants;

(ii)	balance sheets of Direct as of December 31, 2005 and December 31, 2006 and the related statements of operations and retained earnings and cash flows for the years then ended, together with related notes, as compiled by the Company’s certified public accountants; and

(iii)	a balance sheet of the Company as of December 31, 2007 and the related statements of operations and retained earnings and cash flows for the year then ended, together with related notes, as audited by the Company’s certified public accountants.
               3.9.2 Schedule 3.9.2 consists of the unaudited balance sheet of the Company as of January 31, 2008, as prepared internally by the Company (the “Current Balance Sheet”), and the related statements of operations and retained earnings and of cash flows for the one-month period ended on such date.
               3.9.3 Except as set forth on Schedule 3.9.3, all of such Financial Statements present fairly in all material respects the financial condition, results of operations and cash flows of the Company for the dates or periods indicated thereon in accordance with GAAP applied on a consistent basis throughout the period indicated, except that the interim Financial Statements lack footnote disclosure and are subject to normal year-end adjustments, none of which adjustments are or will be material.
               3.9.4 Except as set forth in Schedule 3.9.4, there has been no change in accounting methods of the Company since December 31, 2007.

               3.9.5 Except as otherwise set forth in Schedule 3.9.5, the accounts receivable reflected on the Current Balance Sheet and all of the Company’s accounts receivable arising since the date of the Current Balance Sheet arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to entitle the Company to collect the accounts receivable in full. Except as set forth in Schedule 3.9.5, no such account has been assigned or pledged to any other person, firm or corporation, and, except only to the extent fully reserved against as set forth in Current Balance Sheet, no defense or set-off to any such account has been asserted by the account obligor or exists.
          3.10 Absence of Undisclosed Liabilities.
     Except for (i) the liabilities reflected on the Company’s Current Balance Sheet, (ii) trade payables and accrued expenses incurred since date of the Current Balance Sheet in the ordinary course of business, (iii) executory contract obligations under (x) Contracts listed on Schedule 3.14, and/or (y) Contracts not required to be listed on Schedule 3.14, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP), including but not limited to liabilities for violation of Legal Requirements, breach of Contract, or tort.
          3.11 No Material Adverse Change.
          Except as disclosed in Schedule 3.11, since the date of the Current Balance Sheet to the Closing Date, there has not been:
               3.11.1 Any material adverse change in the business, operations, affairs, properties, or assets of the Company;
               3.11.2 Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business, operations, affairs, properties, or assets of the Company;
               3.11.3 Any labor dispute, strike, work stoppage, union activity or any threatened union activity which is likely to materially and adversely affect the business or operations of the Company;

               3.11.4 Excepting the distribution of all cash in the Company to the Seller prior to Closing, and the payment of certain extraordinary bonuses to the Employees of the Company related to the sale hereunder, which bonuses shall be paid by the Company at Closing and which are set forth in Schedule 3.11 (which bonuses shall be considered Funded Indebtedness), any increase in salary, wages, bonus, commission or other compensation to any employees of the Company, other than routine increases in the ordinary course of business and consistent with past practices; or any increase in salary, wages, bonus, commission or other compensation to any director or officer of the Company;
               3.11.5 Any payment or commitment to pay any severance or termination pay to any officers or directors of the Company or to the Seller;
               3.11.6 Any theft, damage, destruction, casualty, loss, condemnation or eminent domain proceeding materially and adversely affecting the Company, whether or not covered by insurance;
               3.11.7 Any sale, assignment or transfer of any of the assets of the Company, except in the ordinary course of business and consistent with past practices;
               3.11.8 Any other material transaction, agreement, contract or commitment entered into by the Company, except in the ordinary course of business and consistent with past practices;
               3.11.9 Any non-cash dividend or any other non-cash distribution of any kind declared, made or paid with respect to the capital stock or units of the Company;
               3.11.10 Any change in the accounting principles, methods, estimates or practices (including, without limitation, depreciation, amortization or inventory valuation) followed by the Company; and
               3.11.11 Any agreement or understanding to do, or which results or is reasonably likely to result in, any of the actions, events or circumstances described in Sections 3.11.1-3.11.10.
          3.12 Tax Matters.
               3.12.1 The Company has collected and/or withheld, as applicable, and timely paid all Taxes required to be collected, withheld and/or paid by the Company (whether or not required to be shown on any Tax Return). The Company does not know nor does it have knowledge of any deficiency for Taxes or claim for additional Taxes or interest on or penalties in connection with such Taxes which have been asserted, threatened to be asserted or proposed against the Company.
               3.12.2 Schedule 3.12.2 sets forth all jurisdictions in which the Company has filed or is required to file returns, declarations, reports and/or statements for or with respect to Taxes and lists the type of Tax covered or to be covered by each such filing. Except as set forth in Schedule 3.12.2, the Company has timely filed all Tax Returns that it was required to file, and such Tax Returns are true, correct and complete in all respects. To the Knowledge of the Company, there are no jurisdictions in which the Company does not file Tax Returns or pay Taxes that the Company is required to file Tax Returns or pay Taxes. Since the date of the Current Balance Sheet, excepting extraordinary bonuses to be paid at Closing and their related payroll taxes, the Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice.
               3.12.3 Schedule 3.12.3 sets forth the status of any federal, state, or local tax audits of the Company for each fiscal year for which the statute of limitations has not expired, including the amounts of any deficiencies, additions or proposed adjustments to Taxes, interest and penalties that have been made, proposed, asserted or assessed, and the amounts of any payments made by the Company with respect to such Taxes. Except as set forth in Schedule 3.12.3, the Company has no knowledge that any deficiency, addition or adjustment will be made, proposed, asserted or assessed.
               3.12.4 Except as set forth in Schedule 3.12.4, the Company has not extended the time in which any Tax may be assessed or collected by any taxing authority. The Company does not have a non-accountable expense reimbursement arrangement within the meaning of Treasury Regulations Section 1.62-2(c). The Company does not have and has not had a permanent establishment in any foreign country and does not and has not engaged in a trade or business (for purposes of determining whether the Company owes any foreign Taxes or is required to file any foreign Tax Returns) in any foreign country. No taxing authority is asserting or, to the Knowledge of the Company, threatening to assert a claim against the Company under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law. The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in

Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
               3.12.5 Except as set forth in Schedule 3.12.5, the provisions for Taxes on the Current Balance Sheet are sufficient for the payment of all unpaid Taxes owed by the Company, whether or not assessed or disputed, as of the date of the Current Balance Sheet and for all prior years and periods as to which the applicable period of limitations has not expired. The Company has timely paid any estimated federal or other income Taxes which it was required to pay as of the date hereof.
               3.12.6 Except as set forth in Schedule 3.12.6, there is no Tax audit or proceeding now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company.
               3.12.7 Except as set forth in Schedule 3.12.7, the Company is not currently and the Company in the past has not been a party to any litigation or pending litigation relating to Taxes.
               3.12.8 The unpaid Taxes of the Company did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements. Since the date of the Current Balance Sheet, the Company has not incurred any liability for Taxes outside the ordinary course of business consistent with past custom and practice. As of the Closing Date, the unpaid Taxes of the Company will not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company’s books and records (rather than in any notes thereto).
               3.12.9 The Company (i) has not agreed, and is not required, to make any adjustment under Section 481(a) on the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date; (ii) has not made an election, or is required to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use of property within the meaning of Section 168 of the Code; (iii) does not own any property that is subject to a “section 467 rental agreement” as defined in Section 467 of the Code; and (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local Tax provision.
               3.12.10 There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Company will not be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.
               3.12.11 The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). The Company does not have any material liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.
               3.12.12 The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code within the last five (5) years.
               3.12.13 The Company has not entered into any transaction identified as a “reportable transaction” for purposes of Treasury Regulations Sections 301.6011-4(b). The Company has not entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then it believes that it has either (i) substantial authority for the tax treatment of such transaction or (ii) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.
               3.12.14 Each of GTS and Direct has and has had at all times (since January 1, 2005 in the case of GTS and since October 6, 1999 in the case of Direct) a valid election in effect to be treated as an “S corporation” within the meaning of Section 1361 and Section 1362 of the Code and any comparable provision of state or local law at all times during its existence through and including the Closing Date (the “S Election”), and the S Election has never been terminated or revoked. Each state in which the Company is required to file a Tax Return has a comparable law to Sections 1361 and 1362 of the Code. Neither Company nor the Seller has taken any action that could reasonably be expected to cause a termination of the Company’s election to be treated as an “S corporation” under Section 1362 of the Code.
               3.12.15 The Company has not, in the past 10 years, acquired assets from another corporation in a transaction in which the Company’s tax basis was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor or acquired the stock of any corporation that is a qualified subchapter S subsidiary.
          3.13 Litigation and Governmental Matters.
          Except as described in Schedule 3.13, (a) there is no action, suit or proceeding that has been (i) filed and served, whether or not purportedly on behalf of the Company or the Seller, at law or in equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency, taxing or other authority or instrumentality, which is pending, or (ii) to the Knowledge of the Company, filed but not served or threatened, against (including, but not limited to, counterclaims), the Company or the Seller; and (b) the Company or the Seller are not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality.
          3.14 Contracts and Other Agreements.
          Schedule 3.14 sets forth a list of all of the following contracts and other arrangements, understandings and agreements (collectively, the “Contracts”), to which the Company is a party or by or pursuant to which the Company or any of its assets or properties are bound or subject:
               3.14.1 Contracts with any current or former officer, director, shareholder, employee, consultant, agent or other representative of the Company;
               3.14.2 Contracts with any labor union or association representing any employee of the Company;
               3.14.3 Contracts for the sale of any of the assets or properties of the Company, other than in the ordinary course of business, or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any of such assets or properties;
               3.14.4 Partnership or joint venture agreements;
               3.14.5 Contracts containing covenants of the Company or the Seller not to compete in any line of business or with any Person or covenants of any other Person not to compete with the Company or the Seller in any line of business;
               3.14.6 Contracts relating to the acquisition by the Company of any operating business or the capital stock of any other Person;
               3.14.7 Contracts requiring the payment by the Company to any Person of a commission or fee;
               3.14.8 Contracts for the payment of fees or other consideration to the Seller or any officer or director of the Company;
               3.14.9 Contracts relating to the borrowing of money;
               3.14.10 Leases of real or personal property;
               3.14.11 Advertising or marketing contracts; and
               3.14.12 All other Contracts, whether or not made in the ordinary course of business.
The Company has provided to Buyer true and complete copies of all of the Contracts of the Company (and all amendments, waivers or other modifications to such Contracts) and a summary of all material terms for any oral Contracts, if any, as listed in Schedule 3.14. All of the Contracts are valid, binding and in full force and effect and enforceable in accordance with their respective terms and conditions and have been made in the ordinary course of the Company’s business and except as described in Schedule 3.14, there is no (a) existing default under or breach by the Company or, to the Knowledge of the Company, by any other party of any such Contract or (b) condition which, with the passage of time or notice or both, is reasonably likely to constitute such a default by the Company or, to the Knowledge of the Company, any other party to any such instrument. Except as set forth in Schedule 3.14, there has been no termination or, to the Knowledge of the Company, threatened termination or notice of default under any of the Contracts, and the transactions contemplated by this Agreement will not result in or give rise to the termination or default of any such Contract. Except as set forth in Schedule 3.14, there has not occurred, and the consummation of the transactions contemplated by this Agreement will not result in, any event or circumstance with respect to which indemnification payments are required under any of the Contracts.
          3.15 Real Estate.
               3.15.1 The Company does not own (and has not owned) any real property or interest therein.
               3.15.2 Schedule 3.15 sets forth a list of all leases, licenses or similar agreements relating to the Company’s use or occupancy of real property owned by a third party (“Leases”), true and correct copies of which have previously been furnished to Buyer, in each case setting forth the lessor and lessee thereof, the date of the Lease, and the street address of each property covered thereby (the “Leased Premises”). The Leases are in full force and effect and have not been amended in writing or otherwise, and no party thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases.
               3.15.3 The Company has a valid leasehold interest in the Leased Premises, free and clear of any Encumbrances, covenants and easements or title defects that have had or could reasonably be expected to have an adverse effect on the Company’s use and occupancy of the Leased Premises. The portions of the buildings located on the Leased Premises that are used in the business of the Company are in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of the Company, there is no latent material defect in the improvements on any Leased Premises, the structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing such Leased Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement. Each of the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current and reasonably anticipated future transportation requirements of the business conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current and reasonably anticipated future business activities conducted at such parcel. Neither the Company nor any of its Affiliates has received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any Governmental Authority which could reasonably be expected to affect the Leased Premises, or (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Leased Premise
          3.16 Suppliers and Customers.
               3.16.1 Schedule 3.16 sets forth (i) the ten (10) most significant suppliers (such significance being measured by the dollar amount of goods or services purchased by the Company from such supplier) of the Company during the year ended December 31, 2007, together with the dollar amount of goods (or services) purchased by the Company from each such supplier during each such period, and (ii) the twenty (20) most significant customers (such significance being measured by the dollar amount of Products purchased by such customers) of the Company during the year ended December 31, 2007, together with the dollar amount of Products sold by the Company to each such customer during each such period. Except as otherwise set forth in Schedule 3.16, the Company maintains good relations with all suppliers and customers listed or required to be listed in Schedule 3.16, as well as with governments, partners, financing sources and other parties with whom the Company has significant relations, and no such party has canceled, terminated or to the Knowledge of the Company, made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially change the quantity, pricing or other terms applicable to its sale of products or services to the Company or its direct or indirect purchase of Products from the Company.
          3.17 Compensation of Employees.
          Schedule 3.17 contains a complete and accurate list of all current directors, officers and employees of the Company, together with the current job title, aggregate remuneration rate (bonus, commission and salary) and accrued but untaken vacation and sick leave for each such individual. Schedule 3.17 also contains a description of all employment agreements which the Company has with any of its officers or employees, all of which agreements are listed in Schedule 3.17.
          3.18 Employee Benefit Plans.
               3.18.1 Schedule 3.18.1 contains a true and complete list of each employee benefit plan, program, agreement or arrangement including, without limitation, any

“employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to or required to be contributed to by the Company, for the benefit of any employee or terminated employee of the Company (the “Plans”).
               3.18.2 The Company does not participate currently or ever participated in, and the Company is not required currently or has not ever been required to contribute to or otherwise participate in, any “multi-employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code.
               3.18.3 True and complete copies of (a) each of the Plans and related trust agreements, (b) the most recent financial statement with respect to each of the Plans and the most recent actuarial report prepared with respect to any of such Plans that is funded, (c) the most recent determination letter, if any, issued by the Internal Revenue Service (“IRS”) for each Plan qualified under Section 401(a) of the Code, (d) the most recent summary plan description for each Plan for which a summary plan description is required and (e) the three most recent annual reports (Form 5500) filed with the IRS with respect to the Plans have been furnished to Buyer.
               3.18.4 The Company has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any Plans. With respect to each Plan, no event has occurred and there exists no condition or set of circumstances in connection with which the Company is reasonably likely to be subject to any liability under the terms of the Plans, ERISA, the Code or other applicable law.
               3.18.5 Each Plan has been operated and administered in accordance with its terms and in compliance with applicable laws including, without limitation, the applicable provisions of ERISA and the Code (including applicable rules and regulations).
               3.18.6 Neither the execution and delivery of, nor the consummation of the transactions contemplated by, this Agreement will (a) materially increase any benefits otherwise payable under any Plan, or (b) result in any acceleration of the time of payment or vesting of any material benefits.
          3.19 Employee Relations.

          As of January 1, 2008, the Company has an aggregate of Forty-eight (48) employees. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, vacation pay or other direct compensation for any services performed by them or for amounts required to be reimbursed to such employees pursuant to the Company’s past practices. Except as set forth in Schedule 3.17, the Company does not have any contracts of employment or otherwise with any of its employees.
          3.20 Labor Agreements.
          There are no contracts with labor unions binding upon the Company and the Company has not agreed to recognize any union or other collective bargaining unit nor has any union or other collective bargaining unit been certified as representing any employees of the Company. The Company has no knowledge of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company.
          3.21 Insurance.
          Schedule 3.21 sets forth a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workmen’s compensation, vehicular, directors’ and officers’, medical, group health, life, disability, business interruption and other insurance) held by or on behalf of the Company. Such policies and binders are in full force and effect; are in conformity with the requirements of all Contracts to which the Company is a party; and, to the Knowledge of the Company, are valid and enforceable obligations of the insurers in accordance with their terms. The Company is not in default with respect to any provision contained in any such policy or binder nor has the Company failed to give any notice or present any claim under any such policy or binder in due and timely fashion. Except as set forth in Schedule 3.20, (a) there are no material outstanding unpaid claims under any such policy or binder, and (b) the Company has timely filed all claims that it may have under any of its insurance policies. The Company has not received notice of cancellation or non-renewal of any such policy or binder.
          3.22 Bank and Other Accounts.
          Schedule 3.22 sets forth a true and complete list of all bank, savings, brokerage and other accounts and safety deposit boxes of the Company, including the name of the depositary, the account numbers and the persons authorized to make deposits and withdrawals or to effect transactions in such accounts.

          3.23 Brokers.
          Except for National City Investments, Inc., there is no other agent, broker, investment banker or other Person acting on behalf of the Company or the Seller or under his or its authority is or will be entitled to any broker’s fee or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement for which the Company or the Buyer is or will become liable.
          3.24 Intangible Rights. Schedule 3.24 includes a list and description of all material foreign and domestic patents, Company-owned software, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned or used by the Company (“Intellectual Property”). The Company owns or has the right to use and shall as of the Closing Date own or have the right to use the Intellectual Property. The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all confidential information, know-how, Trade Secrets, patents, copyrights, trademarks, tradenames, software, and formulae that have been used by the Company for the ownership, management or operation of its properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed on Schedule 3.24 that are necessary for the operation of the Company’s business as it is currently conducted. Except as set forth on Schedule 3.24, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the Intellectual Property, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, misuse, or unenforceability of any of the Intangible Rights and, to the Knowledge of the Company, no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company’s business as it is currently conducted or has previously been conducted is infringing or has infringed upon any intellectual property rights of others; (vi) no interest in any of the Company’s Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer, at the Closing, pursuant to this Agreement; (vii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 3.24 and were duly made and remain in full force and effect; and (viii) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to use any of the Intangible Rights; (ix) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has made commercially reasonable efforts to safeguard such information from disclosure; and (x) subject to the acts of Buyer, all of the Company’s current Intangible Rights shall remain in full force and effect following the Closing without alteration or impairment.
          3.25 Permits/Environmental Matters.
               (a) Except as otherwise set forth in Schedule 3.25(a), the Company has all permits, approvals, and licenses, granted by a Governmental Authority with appropriate jurisdiction over the Properties or business of the Company (“Permits”) necessary for the Company to own, operate, use and/or maintain its properties and to conduct its business and operations as presently conducted. Except as otherwise set forth in Schedule 3.25(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which would adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted. Except as otherwise set forth in Schedule 3.25(a), (i) no violations have occurred that remain uncured, unwaived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after

Closing, and (iii) there exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any Permit, with respect to the Company.
               (b) Except as set forth on Schedule 3.25(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned or leased by the Company. Neither the Company nor, to the actual knowledge of the Company, any current or prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could reasonably be expected to form the basis for an Environmental Claim against the Company or the Buyer. Except as set forth on Schedule 3.25(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.
               (c) Except as set forth on Schedule 3.25(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently owned or leased by the Company or formerly owned or leased by the Company, and no part of such real property or, including the groundwater located thereon, is presently contaminated by Hazardous Materials.
               (d) Except as set forth on Schedule 3.25(d), the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.
          3.26 Equipment and Other Tangible Property. Except as otherwise set forth on Schedule 3.26, the Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the properties and assets (real, personal or mixed, tangible or intangible) owned or used by the Company (the “Tangible Company Properties”), other than inventory, are suitable for the purposes for which intended. The parties acknowledge that the Buyer has been given full access to the Tangible Company Properties and has been given the right to inspect, through its employees, agents or contractors, the Tangible Company Properties to determine the operating condition and state of repair of the Tangible Company Properties. Consistent therewith, Buyer acknowledges and agrees that it is purchasing the Tangible

Company Properties “AS IS-WHERE IS,” without any expressed or implied warranties of any kind or description.
          3.27 Absence of Certain Business Practices. None of the Seller, the Company, nor any other Affiliate or agent of the Company acting on behalf of the Company or the Seller, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is or could reasonably be expected to be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) could reasonably be expected to subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, could reasonably be expected to have had an adverse effect on the business, results of operation, prospects, properties, financial condition, assets, liabilities, cash flows or working capital of the Company, or (iii) if not continued in the future, could reasonably be expected to adversely affect the business, operations or prospects of the Company.
          3.28 Other Information. The written information furnished by the Seller and the Company to the Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Seller and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

     4. Representations and Warranties of Buyer.
          The Buyer makes the representations and warranties contained in Sections 4.1-4.7 to the Seller, intending that the Seller rely on each of such representations and warranties in order to induce Seller to enter into and complete the transactions contemplated by this Agreement. These representations and warranties shall survive the consummation of the transactions contemplated by this Agreement until the expiration of one (1) year from the Closing Date, provided that (a) in case of fraud these representations and warranties shall survive the consummation of such transactions without any time limit; and (b) subject to clause (a), Buyer’s Representations and Warranties contained in Sections 4.1, 4.2, 4.3 and 4.8 shall survive consummation of such transactions without any time limit.
          4.1 Execution and Validity.
          Subject to the approval of the Board of Directors and/or Investment Committee of the Buyer, (a) the execution and delivery by the Buyer of this Agreement has been authorized by its Board of Directors; (b) the Buyer has the full right, power and authority to enter into, and the ability to perform its obligations under, this Agreement and all other agreements and instruments contemplated by this Agreement; and (c) this Agreement has been duly executed and delivered by the Buyer and is, and the other agreements and instruments to be executed and delivered by the Buyer will be, when executed and delivered by it, legal, valid and binding agreements of the Buyer, enforceable in accordance with their respective terms.
          4.2 Organization and Ownership.
          The Buyer (a) is duly organized, validly existing and in good standing under the laws of the state of Delaware, its jurisdiction of incorporation; and (b) has all requisite corporate power and authority to carry on its business as is presently conducted and to own or lease and to operate its assets and business in the places where its business is now conducted and where its assets are now owned, leased or operated.
          4.3 Capitalization of the Buyer.
          Schedule 4.3 sets forth as to the Buyer: (a) its authorized capital by class and authorized number of shares and par value; (b) the number of issued and outstanding shares of capital stock of each class; and (c) the record and beneficial owners of all issued and outstanding shares of capital stock. All of the issued and outstanding shares of capital stock of the Buyer are duly authorized, validly issued, fully-paid and nonassessable. Except as set forth in Schedule

4.3, the Buyer does not own, directly or indirectly, any shares of capital stock or other securities or equity related interests of any other corporation or other equity, or is not a partner in any partnership or a member of any joint venture.
          4.4 Absence of Violations.
          Except as set forth in Schedule 4.4, neither the execution nor delivery of this Agreement or of any of the other agreements and instruments contemplated by this Agreement, nor the consummation of the transactions contemplated by this Agreement or such other agreements and instruments, will (a) conflict with or result in the breach of any term or provision of, or constitute a default under, or give any third-party the right to accelerate any obligation under, any charter provision, bylaw, contract, agreement, indenture, deed of trust, instrument, order, law or regulation to which the Buyer is a party or by which the Buyer or any of its assets or properties are in any way bound or obligated; or (b) result in the creation of any Encumbrance upon any of the assets or properties of the Buyer.
          4.5 Consents.
          Except as set forth in Schedule 4.5, (a) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Buyer in connection with the transactions contemplated by this Agreement; and (b) no consent, approval, waiver or other action by any Person under any contract, instrument or other document is required or necessary for the execution, delivery and performance of this Agreement by the Buyer, or the consummation by the Buyer of the transactions contemplated by this Agreement.
          4.6 Litigation and Governmental Matters.
          There is no action, suit or proceeding that has been (a) filed and served, whether or not purportedly on behalf of the Buyer, at law or in equity, or before or by any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is pending; or (b) to the knowledge of the Buyer, (i) filed but not served or (ii) threatened, against (including, but not limited to, counterclaims) Buyer which involves the transactions contemplated by this Agreement or the possibility of any judgment or liability which if determined adversely to the Buyer would result in a material adverse change in the business, operations, affairs, properties or assets, or in the financial condition of the Buyer; and the Buyer is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would have a material adverse effect on the Buyer.
          4.7 Compliance.
          Neither the Buyer nor its business, nor the use, operation or maintenance of any of its assets or properties, is in or constitutes a default under, or is in violation of or contravenes, any applicable (including, without limitation, any Tax, health, employment, customs or interstate or international commerce) statute, law, ordinance, decree, order, rule or regulation of any Governmental Authority, except where such default, violation or contravention would not have a Material Adverse Effect on the Buyer. The Buyer has not, nor has any entity or individual acting on behalf of the Buyer made any payment of funds prohibited by law, and no funds of the Buyer have been set aside to be used for any such payment. The Buyer has complied with all applicable laws and regulations in connection with government contracts, if any, and, to the knowledge of the Buyer, no Person has made any allegation that the Buyer has not so complied.
          4.8 Brokers.
          No agent, broker, investment banker, or other Person acting on behalf of the Buyer or under its authority is or will be entitled to any broker’s fee or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement for which Seller will become liable.
          4.9 Other Information
          The written information furnished by the Buyer to the Seller pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Buyer at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.
     5. Covenants of the Company and the Seller.

          In addition to other obligations contained in this Agreement, between the date of this Agreement and the Closing, unless specifically waived, in writing, by the Buyer, the Seller shall cause the Company to and the Company shall:
          5.1 Conduct of Business.
          (a) Conduct its business in the ordinary course, consistent with prior practice, including the distribution of all cash in the Company to the Seller prior to Closing; (b) keep intact its business and goodwill; (c) comply in all material respects with all of the terms of its Contracts; (d) use its best efforts to keep available the services of its officers and employees; (e) use its best efforts to maintain good relationships with the Persons with which it has business relationships; and (f) promptly notify the Buyer of any material event or occurrence adverse to, or not in the ordinary and usual course of business or consistent with past practice of, the Company. Without the prior written consent of the Buyer, which shall not be unreasonably withheld or delayed, the Seller shall not permit the Company to, and the Company shall not take or permit any action to:
               5.1.1 Change materially any aspect of its current business;
               5.1.2 Affect or change its capital structure;
               5.1.3 Merge or consolidate with any Person or acquire or sell any stock, units or equity interest in any other Person;
               5.1.4 Sell, lease, pledge, encumber or otherwise dispose of any of its assets, other than in the ordinary course of its business;
               5.1.5 Change or amend its Charter or Bylaws or operating agreement;
               5.1.6 Other than in the ordinary course of business, incur any indebtedness, make any guarantees, or make capital expenditures or investments in excess of $100,000 in the aggregate;
               5.1.7 Subject to the distribution of the Company’s cash to the Seller as provided in Section 5.1.(a), increase the rate of compensation, bonuses or other benefits provided to employees, other than in the ordinary course of business, or to its officers or directors;
               5.1.8 Settle any threatened or pending material litigation or other proceeding;

               5.1.9 Make changes in its method or practice of reporting or paying Taxes or in the business, contractual arrangements or structure of its relations which would have the effect of altering its Tax treatment or Tax liabilities;
               5.1.10 Redeem or make any liquidating distributions with respect to its capital stock or units in excess of an aggregate amount not to exceed the sum of Twenty-five Thousand Dollars ($25,000);
               5.1.11 Issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;
               5.1.12 Accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;
               5.1.13 Delay payment of any accrued expense, trade payable or other liability beyond its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;
               5.1.14 Agree or commit to do any of the acts described in Sections 5.1.1-5.1.13.
          5.2 Cooperation.
          Not take any action that would cause the conditions upon which the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by the Company or the Seller in this Agreement not to be true and correct in all material respects as of the Closing.
          5.3 Certain Acts.
          Use its best efforts (including, without limitation, executing required documents and paying any related fees and expenses required by Contract or otherwise) to cause to be fulfilled the conditions precedent to the Buyer’s obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions of the Company or the Seller.
          5.4 Governmental Filings.

          Promptly make all governmental filings or other submissions, if any, which may be necessary in order for the Seller to be able to consummate the transactions contemplated by this Agreement.
          5.5 Notice Regarding Changes. The Company shall promptly inform the Buyer in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by the Company and/or the Seller inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question. The Buyer shall promptly inform the Seller in writing of any change in facts and circumstances that could reasonably be expected to render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.
          5.6 Access and Information.
               (a) Permit the authorized representatives of the Buyer to have access upon reasonable notice to the office, facilities, equipment, “Personnel” (i.e., employees, agents, accountants and independent auditors), properties, books, records and documents of the Company; (b) furnish to the Buyer’s representatives such information financial records and other documents with respect to the assets, liabilities, Contracts, operations and businesses of the Company, as the Buyer shall reasonably request; (c) cause the Personnel of the Company to consult and cooperate with the Buyer in Buyer’s due diligence efforts; and (d) use its best efforts to enable the authorized representatives of the Buyer to make the visits described in Section 8.7. The Company shall be afforded the opportunity to appoint one or more representatives to accompany the representatives of the Buyer during the course of their access as described in clause (a) of the preceding sentence and the visits described in Section 8.7. Any failure of the Company to appoint representatives or the failure of the representatives to accompany or to cause such Persons to cooperate with the Buyer shall allow the Buyer’s representatives to consult with such Persons without being accompanied by any representative of the Company.
          5.7 Environmental Assessment. As part of its general due diligence review of the assets, properties, books and records of the Company, the Buyer shall be entitled at its expense to conduct prior to Closing an environmental assessment of the Leased Premises listed on Schedule 3.15 (hereinafter referred to as “Environmental Assessment”). The Environmental

Assessment may include, but not be limited to, a physical examination of the such Leased Premises and any structures, facilities or equipment located thereon, soil samples, ground and surface water samples, storage tank testing, review of pertinent records (including but not limited to, off-site disposal records and manifests), documents and licenses of the Company. The Company shall use its best efforts to cause its landlords to provide the Buyer or its designated agents or consultants with the access to such Leased Premises which the Buyer, its agents or consultants require to conduct the Environmental Assessment, and the Buyer shall provide such landlords with reasonable indemnification protections in connection with any such Environmental Assessment.
          5.8 Cooperation with Respect to Financing. The Company agrees to provide, and shall cause its officers, employees and advisers to provide, commercially reasonable cooperation in connection with the arrangement of the Buyer’s debt financing for the transactions contemplated by this Agreement, including without limitation, (i) upon reasonable notice and at reasonable times, making senior management reasonably available to participate in lender and rating agency meetings, due diligence sessions, and road shows, (ii) cooperating in the Buyer’s preparation of bank/lender and/or rating agency presentations, offering memoranda, and similar documents, (iii) provided that no obligations arise unless there is a Closing hereunder, executing and delivering any commitment letters, pledge and security documents, other definitive financing documents or other reasonably requested certificates or documents, and (iv) using reasonable commercial efforts to obtain, at the Buyer’s sole expense, customary certificates of the Company’s chief financial officer, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by the Buyer; provided, however, that nothing in this Section 5.8 shall require the Company to (i) incur any financial obligation prior to the Closing, or (ii) engage in any activities that could reasonably be expected to interfere in any material respect with the operation of the Company’s business.
          5.9 Expenditures.
          Not make any material expenditure other than in the ordinary course of business or as contemplated by this Agreement without the prior written approval of the Buyer, which approval shall not be unreasonably withheld or delayed.
          5.10 Taxes.

          Prepare and timely file, in a manner consistent with applicable laws and regulations, all Tax Returns for Taxes required to be filed on or before the Closing Date. The Seller shall pay and be responsible for paying any sales taxes, documentary stamp taxes, income taxes or other taxes or fees due or owing in connection with the transfer and sale of the Shares.
          5.11 No Shop; Standstill.
          The Company and the Seller shall cause the Company’s officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. In addition, the Company shall immediately advise the Buyer of the terms of any unsolicited offer, proposal or indication of interest that it receives or otherwise becomes aware of.
     6. Covenants of Buyer.
          In addition to other obligations contained in this Agreement, between the date of this Agreement and the Closing, unless specifically waived, in writing, by the Seller, the Buyer shall:
          6.1 Cooperation.
          Not take any action that would cause the conditions upon which the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled including, without limitation, taking or causing to be taken any action that would cause the representations and warranties made by the Buyer in this Agreement not to be true and correct in all material respects as of the Closing.
          6.2 Certain Acts.
          Use its best efforts (including, without limitation, executing required documents and paying any related fees and expenses required by contract or otherwise) to cause to be fulfilled the conditions precedent to the Seller’s obligations to consummate the transactions contemplated by this Agreement that are dependent upon the actions of the Buyer.
          6.3 Governmental Filings.
          Promptly make all governmental filings or other submissions, if any, which may be necessary in order for the Buyer to be able to consummate the transactions contemplated by this Agreement.

          6.4 Access and Information.
          (a) Permit the authorized representatives of the Seller to have reasonable access upon reasonable notice to the facilities, equipment, Personnel, properties, books, records and documents of the Buyer; (b) furnish to the Seller’s representatives such information, financial records and other documents with respect to the assets, liabilities, contracts, operations and businesses of the Buyer as the Seller shall reasonably request; and (c) cause the Personnel of the Buyer to consult and cooperate with the Seller’s due diligence review.
     7. Conditions Precedent to the Obligations of the Company and the Seller.
          Unless each of the following conditions are satisfied or waived, in writing, by the Seller, the Seller and the Company shall not be obligated to effect the transactions contemplated by this Agreement:
          7.1 Representations and Warranties.
          The representations and warranties of the Buyer contained in this Agreement shall be true and complete in all material respects as at the date of this Agreement and as at the Closing Date (as if each were made at such time), subject to any actions or changes which may have taken place after the date of this Agreement which are expressly permitted or contemplated by this Agreement, and Seller shall have received a certificate signed by the Chairman of the Buyer to that effect.
          7.2 Performance.
          Each of the agreements, obligations, conditions and covenants to be performed or complied with by the Buyer at or prior to the Closing pursuant to the terms of this Agreement shall have been fully performed or complied with on or before the Closing Date, including, without limitation, each of the deliveries to be made by Buyer pursuant to Section 9.3.
          7.3 No Material Adverse Change.
          No material adverse change in the business, properties or assets or in the financial condition of the Buyer shall have occurred from the date of this Agreement through the Closing Date.
          7.4 Absence of Litigation.
          There shall be no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative, against the Company or the Seller or with respect to the Buyer for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or its consummation is improper or adversely affecting or which would adversely affect the benefit to Seller of the transactions contemplated by this Agreement.
          7.5 Consents.
          All consents, approvals, permits, estoppel certificates and/or waivers from governmental authorities and all other Persons necessary to effectuate the transactions contemplated by this Agreement including, without limitation, consents necessary to permit the continuation in effect of all of the Contracts have been obtained (and/or in the case of governmental regulations all applicable time periods shall have expired or been terminated).
          7.6 Due Diligence.
          Representatives of the Seller shall have been afforded full access and opportunities to ask questions and obtain information, including, without limitation, have been allowed to visit with representatives of the Buyer and conduct such due diligence relating to the Buyer and its business which the Seller shall have elected to undertake and such due diligence shall have been completed to the Seller’s satisfaction.
          7.7 New Legislation.
          No new law has been enacted or legislation proposed which would preclude the transactions contemplated by this Agreement.
     8. Conditions Precedent to Obligations of Buyer.
          Unless each of the following conditions are satisfied or waived, in writing, by the Buyer, the Buyer shall not be obligated to effect the transactions contemplated by this Agreement:
          8.1 Representations and Warranties.
          The representations and warranties of the Seller and the Company, as set forth in Sections 3.1, 3.2, 3.3, and 3.23, shall be true and complete in all respects and all other representations and warranties of the Seller and the Company contained in this Agreement shall be true and complete in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as at the date of this Agreement and as at the Closing Date (as if each were made at such time), subject to any actions or changes which may have taken place after the date of this Agreement which are expressly permitted by this Agreement, and the Buyer shall have received a certificate signed by the Seller and the President of the Company to that effect.
          8.2 Performance.
          Each of the agreements, obligations, conditions and covenants to be performed or complied with by the Seller and the Company at or prior to the Closing pursuant to the terms of this Agreement shall have been fully performed or complied with on or before the Closing Date, including, without limitation, each of the deliveries to be made by the Seller and the Company, pursuant to Section 9.2.
          8.3 No Material Adverse Change. No material adverse change in the business, properties or assets or in the financial condition of the Company shall have occurred from the date of this Agreement through Closing. Except for matters disclosed in Schedule 3.9 and Schedule 3.11 as to those items excepted under Section 3.11.4, as attached hereto, since the date of the Current Balance Sheet and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Effect.
          8.4 Affiliate Arrangements. Except as expressly set forth on Schedule 8.4 hereto, (i) all agreements, commitments and understandings between the Company, on the one hand, and any Affiliate thereof (including, but not limited to, the Seller), on the other hand, shall have been terminated in all respects on terms satisfactory to the Buyer, (ii) all obligations, claims or entitlements thereunder (but not the parties’ obligations under this Agreement and any agreements contemplated hereby) shall be unconditionally waived and released by all such Persons, and (iii) mutual releases providing evidence of such terminations and waivers, reasonably satisfactory in form and substance to the Buyer, shall have been executed and delivered to Buyer by each of such Affiliates.
          8.5 Absence of Litigation.
          There shall be no pending or threatened claim, action, litigation, suit or other proceeding, either judicial or administrative, against the Buyer with respect to the Company or the Seller for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or its consummation is improper or which would adversely affect the benefit to the Buyer of the transactions contemplated by this Agreement.
          8.6 Consents.

          All consents, approvals, permits, estoppel certificates and/or waivers from governmental authorities and all other Persons necessary to effectuate the transactions contemplated by this Agreement including, without limitation, consents necessary to permit the continuation in effect of all of the Contracts have been obtained (and/or in the case of governmental regulations all applicable time periods shall have expired or been terminated).
          8.7 Due Diligence.
          Representatives of the Buyer shall have been allowed to visit with the Company, its officers, employees, agents, accountants, lawyers in a manner reasonably satisfactory to the Buyer and conduct such due diligence relating to the Company and its businesses which the Buyer shall have elected to undertake, and Buyer shall be satisfied in all respects with its due diligence investigation relating to the Company.
          8.8 New Legislation.
          No new law has been enacted or legislation proposed which would preclude the transactions contemplated by this Agreement or limit the business of the Company.
          8.9 Board and/or Committee Approval.
          The transactions contemplated by this Agreement shall have been approved by the Boards of Directors and/or Investment Committee of the Buyer.
          8.10 Financing.
          Buyer shall have obtained funding from its financing for the transactions contemplated hereby on terms substantially similar to those in the debt commitment letters provided by the Buyer to the Seller.
     9. Closing and Post-Closing Covenants.
          9.1 Time and Place.
          The closing under this Agreement shall take place at 10:00 a.m. on February 29, 2008, at the offices of Krugliak, Wilkins, Griffiths & Dougherty Co., L.P.A., 4775 Munson St. N.W., Canton, Ohio, or such other time and/or place as may be agreed to by the Buyer and the Seller (the “Closing” or the “Closing Date”). If all of the conditions set forth in Sections 7 and 8 are not satisfied by such date, subject to extension as provided in this Agreement, the Buyer or the Seller, as the case may be in connection with the applicable condition, shall have the right, but not the obligation, to postpone the Closing from time to time, but not beyond an additional thirty (30) days in the aggregate. Notwithstanding the foregoing, if the failure to satisfy a condition is a breach of this Agreement, exercise of an option provided in this Section 9.1 shall not constitute a waiver of such breach or of the right to seek damages for such breach.
          9.2 Obligations of the Seller and the Company.
          At the Closing, the Seller and/or the Company, as applicable, shall deliver to Buyer:
               9.2.1 The certificate dated as of the Closing Date, as described in Section 8.1;
               9.2.2 Stock certificates and unit certificates together with irrevocable stock or unit powers, representing the Shares, duly endorsed in blank by the Seller;
               9.2.3 Certified copies of the resolutions of the Board of Directors and the shareholders of GTS and the members of Direct, all of which are authorizing the execution, delivery and performance of, and the transactions contemplated by, this Agreement;
               9.2.4 An opinion of counsel for the Seller and the Company in form and substance reasonably satisfactory to Buyer as to the matters set forth in Exhibit 9.2.4;
               9.2.5 A good standing certificate or its equivalent with respect to the Company from the jurisdictions in which it is incorporated or organized and each other jurisdiction identified in Schedule 3.2, in each case dated not more than five business (5) days prior to the Closing Date;
               9.2.6 All required consents, approvals, permits, estoppel certificates and/or waivers, as required by Section 8.5;
               9.2.7 Employment Agreements executed by Michael P. Valentine, W. Paul Kithcart, Jr., Robert J. Reitz, and Gregory L. Muhollen in the form of Exhibits 9.2.7 A-C (the “Employment Agreements”);
               9.2.8 If requested by Buyer, an Amendment and Restatement of, or Assignment of, the Lease Agreement executed by the Company, Buyer, and GTS Services, LLC for the lease of the Company’s headquarters in the form of Exhibit 9.2.8;
               9.2.9 If requested by Buyer, a lease agreement for the Cuyahoga Falls, Ohio property, as executed by the Company and Logistics Concepts, Inc.;
               9.2.10 If requested, in writing, the corporate and limited liability minute books of the Company and all other books and records, including all financial books and records, of the Company; and

               9.2.11 Such other certificates, instruments and documents of transfer, if any, as may be necessary to consummate the transactions contemplated by this Agreement.
               9.2.12 A general release executed by the Seller in the form of Exhibit 9.2.11.
               9.2.13 A stockholders’ agreement executed by the Seller in the form of Exhibit 9.2.12.
               9.2.14 If requested by Buyer, a landlord lien waiver and estoppel letter relating to each of the Leased Premises in a form reasonably satisfactory to Buyer and its lenders.
               9.2.15 An “Acknowledgement of Waiver of Vested Benefits in the Group Transportation Services, Inc. 2000 Stock Option Plan and Release of Options to Company” executed by each holder of stock options to purchase shares of GTS common stock.
          9.3 Obligations of the Buyer.
          At the Closing, the Buyer shall:
               9.3.1 Deliver to the Seller by wire transfer of immediately available funds the Cash Purchase Price;
               9.3.2 Deliver to the Seller, duly endorsed, certificate(s) for Parent’s Stock;
               9.3.3 Deliver to the Seller the certificates dated as of the Closing Date as described in Section 7.1;
               9.3.4 Deliver to the Seller a certified copy of the resolutions of the Board of Directors and/or the Investment Committee of the Buyer authorizing the execution, delivery and performance of, and the transactions contemplated by, this Agreement;
               9.3.5 Deliver to the Seller an opinion of counsel for the Buyer, in form and substance reasonably satisfactory to Seller as to the matters set forth in Exhibit 9.3.5;
               9.3.6 Deliver to Michael P. Valentine, W. Paul Kithcart, Jr., Robert J. Reitz, and Gregory L. Muhollen the Employment Agreements, in the form of Exhibits 9.2.7 A-C, as executed by the Buyer;
               9.3.7 If requested by Buyer, deliver to GTS Services, LLC, the Assignment of Lease Agreement for the Company’s headquarters, in the form of Exhibit 9.2.8;

               9.3.8 Deliver to Michael P. Valentine, W. Paul Kithcart, Jr., Robert J. Reitz, and other mutually approved management of the Company, a mutually approved stock option plan or program, for fifteen percent (15%) of the outstanding equity of Buyer or its permitted assignee, pursuant to the terms of the agreement set forth in Exhibit 9.3.8;
               9.3.9 A stockholders’ agreement executed by the Buyer and all of the remaining stockholders of Buyer; and
               9.3.10 Deliver to the Seller such other certificates, instruments and documents of transfer if any, as may be necessary to consummate the transactions contemplated by this Agreement.
          9.4 Books and Records. The Buyer shall retain after the date of the Closing all financial books and records pertaining to the business of the Company prior to the Closing for at least three (3) years. After the Closing, Seller shall be entitled at reasonable times and upon reasonable written notice to the Buyer to have access to and to make copies of such books and records in connection with matters relating to Taxes and/or past or future Tax Returns of the Company and/or the Seller.
          9.5 Tax Matters.
          (a) The Seller shall prepare and file (or cause the Company to prepare and file) all income Tax Returns relating to the Company for taxable periods ending on or prior to the Closing. The Buyer shall prepare and file (or cause the Company to prepare and file) all other Tax Returns that are due after the Closing Date that (including Straddle Periods); it being understood that all Taxes shown as due and payable on such Tax Returns shall be the responsibility of the Buyer, except for such Taxes which are the responsibility of the Seller pursuant to Section 10.5(a). Such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by applicable Tax law. With respect to any Tax Return required to be filed with respect to the Company after the date of the Closing and as to which Taxes are allocable to the Seller under Section 10.5(a), hereof, the Buyer shall provide the Seller with a copy of such completed Tax Return and a statement (with which the Buyer will make available supporting schedules and information) setting forth the amount of Tax shown on such Tax Return that is allocable to the Seller pursuant to Section 10.5(a) at least 30 days prior to the due date (including any extension thereof) for filing of such Tax Return. The Seller and the Buyer agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the Seller.
          (b) The Seller shall be responsible and liable for the timely payment of any Taxes imposed on or with respect to the properties, income and operations of the Company for periods prior to the Closing Date (the “Pre-Closing Tax Periods”) to the extent not accrued on the books of the Company and included in the computation of Final Working Capital. In the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which a Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
          (c) The parties shall provide one another with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The parties will provide one another with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.
          9.6 Non-Competition, Non-Solicitation and Non-Disclosure.
               (a) General. In consideration of the payment of the Purchase Price, and in order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller hereby covenants and agrees as follows:
     Without the prior written consent of the Buyer, neither the Seller nor any of his Affiliates shall, for a period commencing on the Closing Date and ending on the earlier of (i) two years following the expiration of Buyer’s obligation to make Earn-Out Payments pursuant to Section 2.4(c), or (ii) seven (7) years after the Closing Date (the “Non-Compete Period”), (A) directly or indirectly through another Person, acquire or own in any manner any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, or otherwise), consult with, render services for, provide financing or financial support to any Person which engages or plans to engage in any facet of the Company’s business or which competes or plans to compete in any way with the Company’s Business in North America (the “Territory”), or (B) utilize his special knowledge of the business of the Company and his relationships with customers, suppliers and others to, directly or indirectly through another Person, compete with Buyer in any facet of the Company’s business anywhere in the Territory; provided, however, that nothing herein shall be deemed to prevent Seller from acquiring through market purchases and owning, solely as an investment, less than one percent (1%) in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and/or are listed or admitted for trading on any United States national securities exchange. The Seller acknowledges and agrees that the covenants provided for in this Section 9.6(a) are reasonable and necessary in terms of time, area and line of business to protect the Company’s Trade Secrets. The Seller further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, and (iii) customer goodwill associated with the ongoing business of the Company. The Seller expressly authorizes the enforcement of the covenants provided for in this Section 9.6(a) by (A) the Buyer, (B) the Buyer’s permitted assigns, and (C) any successors to the Company’s business.
                    (i) Without the prior consent of the Buyer, the Seller shall not for a period commencing on the Closing Date and ending on the earlier of (i) two years following the expiration of Buyer’s obligation to make Earn-Out Payments pursuant to Section 2.4 (c), or (ii) seven (7) years from the Closing Date, directly or indirectly, for himself or any other Person (A) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of nine (9) months, (B) call on, solicit or service any of the actual customers or suppliers of the Company with respect to any facet of the Company’s business, nor shall the Seller disclose or use any information relating in any manner to the Company’s trade or business relationships with such customers or suppliers, and/or (C) induce or attempt to induce any employee or agent of the Company to leave the employ or otherwise cease to perform services for the Company or any of its Affiliates (including Buyer and its Affiliates), or in any way interfere with the relationship between the Company (or any of its Affiliates) and any such employee or agent
                    (ii) Without the prior consent of the Buyer, the Seller shall not for a period commencing on the Closing Date and ending on the earlier of (i) two years following the expiration of Buyer’s obligation to make Earn-Out Payments pursuant to Section 2.4 (c), or (ii) seven (7) years from the Closing Date, divulge, communicate, use to the detriment of the Company or use for the benefit of any other Person or Persons, or misuse in any way, any Confidential Information or Trade Secrets (collectively “Company Information”) pertaining to the Company and the Company’s business. Any Company Information now known or hereafter acquired by the Seller with respect to the Company and the Company’s business shall be deemed a valuable, special and unique asset of the Company that is received by the Seller in confidence and as a fiduciary, and the Seller shall remain a fiduciary to the Company with respect to all of such information. In addition, the Seller (a) will receive and hold all Company Information in trust and in strictest confidence, (b) will take reasonable steps to protect the Company Information from disclosure and will in no event take any action causing, or fail to take any action reasonably necessary to prevent, any Company Information to lose its character as Company Information, (c) except as required by law, will not, directly or indirectly, use, disseminate or otherwise disclose any Company Information to any third party, without the prior written consent of the Company or the Buyer, which may be withheld in the Company’s absolute discretion, and (d) will not directly or indirectly use the name “Group Transportation Services” or “GTS” or any derivative thereof in any way whatsoever.
                    (iii) Except as provided in Section 9.4, all other books, records, reports, writings, notes, notebooks, computer programs, equipment, proposals, contracts, customer and referral source lists and other documents and/or things relating in any manner to the business of the Company (including but not limited to any of the same embodying or relating to any Company Information), whether prepared by any of the Seller or otherwise coming into the Seller’s possession, shall be the exclusive property of the Company and shall not be copied, duplicated, replicated, transformed, modified or removed from the premises of the Company except pursuant to the business of the Company and shall be returned immediately to the Company on the Company’s request at any time.
               (b) Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach or violation by the Seller of any or all of the covenants and agreements contained in this Section 9.6 may cause irreparable harm and damage to the Buyer in a monetary amount which may be virtually impossible to ascertain. As a result, the Seller recognizes and hereby acknowledges that the Buyer shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.6 by the Seller and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer may possess hereunder, at law or in equity. Nothing contained in this Section 9.5 shall be construed to prevent the Buyer from seeking and recovering from the Seller damages sustained by it as a result of any breach or violation by the Seller of any of the covenants or agreements contained in this Section 9.6.
               (c) Savings Provisions. If at the time of enforcement of any of the covenants contained in Section 9.6(a) above (the “Protective Covenants”), a court shall hold that the duration, scope or area restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Seller acknowledges that the Protective Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the business of the Company and its Affiliates (including Buyer) and the substantial investment in the Company made by the Buyer pursuant to this Agreement. The Seller further acknowledges and agrees that the Protective Covenants are being entered into by him in connection with the sale by the Seller of the goodwill of the business of the Company pursuant to this Agreement and not directly or indirectly in connection with any other relationship with the Buyer or any of its Affiliates.
          9.7 Brokers. Regardless of whether the Closing shall occur, (i) the Seller shall indemnify and hold harmless the Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the

Seller in respect of the transactions contemplated by this Agreement, and (ii) the Buyer shall indemnify and hold harmless the Company from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by the Buyer in respect of the transactions contemplated by this Agreement.
          9.8 Costs and Expenses. Each of the parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transactions contemplated hereby (the “Transaction Expenses”); provided, however, that Seller shall be responsible for and shall discharge all Transaction Expenses (other than $100,000 of such Transaction Expenses, which shall be borne by the Company) incurred by or on behalf of the Seller and/or the Company (it being the parties’ agreement that the Company shall not bear or otherwise be liable for any such expenses in excess of the aforementioned $100,000).
          9.9 Publicity. None of the parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other parties, except as required by law (in which case, so far as possible, there shall be consultation among the parties prior to such announcement), and the parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.
     10. Indemnification.
          10.1 Indemnification by Seller.
          From and after the Closing, the Seller shall indemnify, defend and hold harmless Buyer and its respective officers, directors, shareholders, employees and agents and their successors and assigns for, from and against any loss, claim, damage, cost, obligation, liability, penalty and expense, including all legal and other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, cost, obligation, liability, penalty or expense or action in respect of such matters (collectively referred to as “Section 10 Damages”), occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of, the Seller or the Company contained in this Agreement or any other agreement provided for in this Agreement or any Funded Indebtedness. Indemnification under this Section 10 shall constitute the Buyer’s exclusive remedy for misrepresentations by the Seller and/or the Company, except in cases of fraud or intentional misrepresentation. Buyer may pursue other remedies in addition to indemnification for any breach of contract or covenant and/or for fraud or intentional misrepresentation.
          10.2 Indemnification by Buyer.
          From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and his heirs, personal representatives, agents, successors and assigns against any Section 10 Damages occasioned by, arising out of or resulting from any breach or default of any representation or warranty by, or covenant of Buyer contained in this Agreement or any other agreement provided for in this Agreement. Indemnification under this Section 10 shall constitute Seller’s exclusive remedy for misrepresentations by Buyer, except in cases of fraud or intentional misrepresentation. Seller may pursue other remedies in addition to indemnification for any breach of contract or covenant and/or for fraud or intentional misrepresentation.
          10.3 Notice of Indemnification.
          Upon receipt by any Person entitled to indemnification under Sections 10.1 or 10.2 (an “Indemnified Party”) of notice of the assertion by any third party of any claim, demand, or notice (a “Third Party Claim”), such Indemnified Party, if a Third Party Claim is to be made by it against any Person from whom such indemnification could be sought (the “Indemnifying Party”) under this Section 10, shall promptly notify in writing the Indemnifying Party of such Third Party Claim. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under Section 10.1 or 10.2, as applicable, except to the extent that the Indemnifying Party is prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise pursuant to Section 10.1 or 10.2, as applicable. If the Indemnifying Party acknowledges, in writing, its obligation to indemnify the Indemnified Party against any Section 10 Damages that may result from a Third Party Claim pursuant to the terms of this Agreement and the Third Party Claim together with any other Third Party Claims being defended by the Indemnifying Party is less than the remaining amount of the Cap (defined in Section 10.4), the Indemnifying Party shall have the right, upon written notice (the “Defense Notice”) to the Indemnified Party within 30 days after receipt by the Indemnifying Parties of notice of the Third Party Claim (or sooner if such claim so requires) to participate in the defense and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, assume the defense of the action, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that the Indemnifying Party shall jointly with the Indemnified Party conduct the defense in the event that the Third Party Claim requests equitable relief. The Defense Notice shall specify the counsel the Indemnifying Party shall appoint to defend such Third Party Claim (the “Defense Counsel”) and the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed. In the event the Indemnified Party and the Indemnifying Party cannot agree on such counsel within ten (10) days after the Defense Notice is Given, then the Indemnifying Party shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Party’s approval, which shall not be unreasonably withheld or delayed. Any indemnified Party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Section 10 Damages incurred by the Indemnified Party unless (i) the Indemnifying Party shall have failed to give the Defense Notice within the prescribed period, (ii) such Indemnified Party shall have received an opinion of counsel, reasonably acceptable to the Indemnifying Party, to the effect that the interest of the Indemnified Party and the Indemnifying Party with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (iii) the employment of such counsel at the expense of the Indemnifying Party has been specifically authorized by the Indemnifying Party. Any such Indemnifying Party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such Indemnifying Party unless the Indemnifying Party had determined not to assume the defense of the action. If the Indemnifying Party conducts the defense of a Third Party Claim, the Indemnifying Party shall keep the Indemnified Party apprised of all significant developments and shall not settle or compromise any claim or action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if such settlement or compromise (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

          10.4 Basket.
          Except as otherwise provided in this Agreement, neither the Seller, on the one hand, nor Buyer, on the other hand, shall have any liability for indemnification pursuant to Section 10 unless and until the amount of Section 10 Damages for which the Indemnifying Party would otherwise be liable with respect to any individual matter exceeds $10,000. In addition, neither the Seller, on the one hand, nor Buyer, on the other hand, shall have any liability for indemnification pursuant to Section 10 unless and until the amount of the total Section 10 Damages for which the Indemnifying Party would otherwise be liable exceeds $100,000 in the aggregate, in which case the liability for indemnification shall include such $100,000; provided, however, that such $100,000 “basket” shall not apply to (i) a breach by Seller or Company of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, 3.12, or 3.23, and (ii) any breach of contract or covenant or fraud by any of the parties to this Agreement and shall apply only to misrepresentations by the parties to this Agreement. The maximum amount of indemnification claims for which the Seller shall be liable in the aggregate for misrepresentations shall not exceed the sum of Three Million Seven Hundred and Fifty Thousand Dollars ($3,750,000) (the “Cap”); provided, however, that such Cap shall not apply to a breach by the Seller or Company of the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.5, or 3.23. Such limitation shall not apply to any breach of contract or covenant by Seller or in cases of fraud.
          10.5 Tax Indemnification
          (a) The Seller shall indemnify and hold the Buyer and its Affiliates, the Company, and their respective officers, directors, employees, agents, successors and permitted assigns (each an “Indemnified Taxpayer”) harmless from and against and shall reimburse each Indemnified Taxpayer for, any and all Taxes or other expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses in connection with any action, suit or proceeding) actually incurred, suffered or accrued at any time by any Indemnified Taxpayer arising out of or attributable to (i) any liability for the Taxes of the Company for any period ending on or before the Closing Date, except for Taxes of Company and Seller resulting from the Section 338(h)(10) Election or any comparable election under state or local Tax law, as provided in Section 10.6, and the portion of any Straddle Period ending on the Closing Date, (ii) all liabilities of the Company as a result of the applicability of Treasury Regulations §1.1502-6 or similar provisions of foreign, state or local Tax law for Taxes of the any other corporation affiliated with the Company or any Company Subsidiary on or prior to the Closing Date, or (iii) any misrepresentation or breach of any representation, warranty or obligation set forth in Section 3.12 (collectively “Losses”). In each case, the Seller shall indemnify the Indemnified Taxpayers only to the extent such Taxes are not accrued as a liability or taken into account in the determination of Final Working Capital or the Working Capital Adjustment. Notwithstanding anything to the contrary herein, the indemnification provided in this Section 10.5(a) shall not be limited by the other provisions of Section 10.4 and 10.5, including without limitation, the Cap and the “basket.”
          (b) Subject to the resolution of any Tax contest pursuant to Section 10.5(c), upon notice from Buyer to the Seller that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss, the Seller shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.
          (c) (i) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Seller in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the Seller are actually materially prejudiced.
               (ii) The Seller shall have the right to defend the Indemnified Taxpayer against such claim with counsel of their choice satisfactory to the Indemnified Taxpayer so long as (A) the Seller notify the Indemnified Taxpayer in writing within fifteen (15) days after the Indemnified Taxpayer has given notice of such claim that the Seller will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) if requested by the Indemnified Taxpayer, the Seller provides the Indemnified Taxpayer with evidence acceptable to the Indemnified Taxpayer that the Seller will have the financial resources to defend against the claim and fulfill their indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, the Seller provides to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail in that contest, (D) if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Seller shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (E) the Seller shall conduct the defense of the claim actively and diligently.
               (iii) Subject to the provisions of paragraph (ii) above, the Seller shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if the Seller shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, the Seller shall provide to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail on that appeal.
               (iv) Without the consent of the Indemnified Taxpayer, which consent shall not be unreasonably withheld or delayed, the Seller shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.
               (v) If, after actual receipt by the Indemnified Taxpayer of an amount advanced by the Seller pursuant to paragraph (ii)(D) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to the Seller any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority).

               (vi) If after notice by the Indemnified Taxpayer to the Seller under Section 10.5 (c)(i), any of the conditions in Section 10.5(c)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, the Seller in connection therewith), (B) the Seller will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements) and (C) the Seller will remain responsible for any Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 10.5.
          (d) Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Seller under this Section 10.5 shall survive the Closing until the end of the applicable statutes of limitations. With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within ninety (90) days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to the Seller by providing written notice to the Seller on or before the thirtieth (30th) day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.
          (e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
          10.6 Section 338(h)(10) Election and Tax Indemnification.
          (a) With respect to the sale of the Shares, at the option of the Buyer, the Seller and the Buyer shall jointly make a Section 338(h)(10) Election in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible and as set forth herein. The Buyer and the Seller shall take all necessary steps to properly make a Section 338(h)(10) Election in accordance with applicable laws and under any comparable provision of state, local or foreign law for which a separate election is permissible. The Buyer and the Seller agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of such an election, including the exchange of information and the joint preparation and filing of Form 8023 and related schedules. The Buyer and the Seller agree to report the transfers under this Agreement consistent with such elections and shall take no position contrary thereto unless required to do so by applicable tax law pursuant to a determination as defined in Section 1313(a) of the Code.
          (b) The Buyer shall be responsible and shall hold the Seller harmless for the preparation and filing of all Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement and shall deliver such Section 338 Forms to the Seller at least 30 days prior to the date such Section 338 Forms are required to be filed. The Seller shall execute and deliver to Buyer such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete the Section 338 Forms at least 20 days prior to the date such Section 338 Forms are required to be filed. The Seller shall provide the Buyer with such information as the Buyer reasonably requests in order to prepare the Section 338 Forms by the later of 30 days after the Buyer’s request for such information or 30 days prior to the date on which Buyer is required to deliver such forms to the Seller.
          (c) The Cash Purchase Price, liabilities of the Company and other relevant items shall be allocated in accordance with Schedule 10.6(c) hereto. None of the Seller, the Company or the Buyer shall take any position on any Tax Return or with any taxing authority that is inconsistent with Schedule 10.6(c), provided that the Seller, the Company and the Buyer may take a tax position consistent with any examination adjustments made by the Internal Revenue Service or applicable state or local taxing authorities.
          (d) “Section 338 Forms” means all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local Tax authority in connection with a Section 338(h)(10) Election. Section 338 Forms shall include any documents that are required pursuant to Treasury Regulations Section 1.338-1 or Treasury Regulations Section 1.338(h)(10)-1 or any successor provisions, including any required “statement of Section 338 election,” IRS Form 8023 (together with any schedules or attachments thereto), and IRS Form 8883 (together with any schedules or attachments thereto).

          (e) Notwithstanding any other provision of this Agreement to the contrary, the Seller agrees that any income and gain recognized as a result of, and in accordance with, the making of the Section 338(h)(10) Election, will be included in the Seller’s federal, state, and if applicable local, income tax returns and any resulting tax liability will be paid by the Seller. The Seller shall pay any Tax attributable to the making of the Section 338(h)(10) Election, except for any Tax imposed under Section 1374 of the Code, including, without limitation any state, local Tax imposed on the Company’s gain, whether or not the relevant jurisdiction provides for an election similar in nature to the Section 338(h)(10) Election. The Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and shall indemnify the Buyer or the Company against any adverse consequences, including, without limitation, all Tax liabilities, penalties and fees arising out of any failure to pay any such Taxes.
          (f) “Section 338(h)(10) Election” means an election described in Section 338(h)(10) of the Code with respect to the Buyer’s acquisition of Shares pursuant to this Agreement. Section 338(h)(10) Election shall include any corresponding election under state or local law pursuant to which a separate election is permissible with respect to the Buyer’s acquisition of Shares pursuant to this Agreement.
          (g) At the Closing, the Seller and any other Person who may receive payments from the Buyer pursuant to this Agreement will provide the Buyer or the Company with any Forms W-9 or other certificates or forms the Buyer may reasonably request in order to allow the Buyer or the Company to meet their withholding obligations under any applicable Tax law. The Buyer will have no obligation after the Closing to pay any amount under this Agreement to the Seller if they have not provided Buyer with the information necessary to allow the Buyer to comply with the Tax information reporting requirements of the federal Tax law or any other applicable Tax law.
          (h) Buyer shall indemnify the Seller for any additional Tax incurred by the Seller as a result of the Section 338(h)(10) Election. For purposes of this Section 10.6(h), additional Tax shall mean an amount equal to the excess of (i) the net after Tax proceeds, including the value of the Parent’s Stock, that the Seller would receive on a taxable sale of 100% of the stock of the Company without a Section 338(h)(10) Election over the net after Tax proceeds that the Seller actually receives on the sale of 100% of the stock of the Company with the Section 338(h)(10) Election. Notice of any claim hereunder shall follow the procedure and terms of Section 10.3, and any indemnification hereunder shall not be subject to or limited by the Cap or the basket set forth in Section 10.4.
     11. Termination.
          This Agreement shall be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
          11.1 By mutual written consent of the Buyer and the Seller.
          11.2 By either the Buyer or the Seller, upon written notice to the other, if without fault of such terminating party, the Closing has not taken place by the close of business ninety (90) days after the execution of this Agreement by all parties, unless the Buyer and the Seller agree, in writing, to extend such date.
          11.3 By Buyer upon written notice to the Seller, if the Seller and/or the Company have violated or breached any representation, warranty or covenant contained in this Agreement or any agreement contemplated by this Agreement; provided that the Buyer shall have given the Seller thirty (30) days’ advance written notice setting forth the basis on which the Buyer is exercising its right to terminate and such violation or breach (to the extent such violation or breach can be cured) is not cured within such thirty (30) days.
          11.4 By the Seller upon written notice to the Buyer, if the Buyer has violated or breached any representation, warranty or covenant contained in this Agreement or any agreement contemplated by this Agreement; provided that the Seller shall have given the Buyer thirty (30) days’ advance written notice setting forth the basis on which the Seller is exercising his right to terminate and such violation or breach (to the extent such violation or breach can be cured) is not cured within such thirty (30) days.
          Termination by the Buyer or the Seller pursuant to Sections 11.3 or 11.4, respectively, shall not constitute a waiver of the breach affording such right of termination or of the right to seek damages for such breach.
     12. Miscellaneous.
          12.1 Notices.
          All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing and shall be delivered or sent, with the copies indicated, by personal delivery, electronic mail, telecopy (with confirmation and additional copy sent by overnight delivery service) or overnight delivery service (by a reputable international carrier) to the parties as follows (or at such other address as a party may specify by notice given pursuant to this Section):

To Seller and/or the Company:	Group Transportation Services, Inc.
5876 Darrow Road
Hudson, Ohio 44236
Attn: Michael Valentine
Email: MValentine@OneStopShipping.com

With a copy to:	Krugliak, Wilkins, Griffiths
& Dougherty Co., L.P.A.
4775 Munson St. N.W.
P.O. Box 36963
Canton, Ohio 44735-6963
Attn: Randall C. Hunt,
Fax: (330) 497-4020
Email: rchunt@kwgd.com

To Buyer:	c/o Thayer/Hidden Creek
4508 IDS Center
Minneapolis, Minnesota 55402
Attn: Scott Rued
Managing Partner
Fax: (612) 332-2012
Email: srued@thayerhiddencreek.com

With a copy to:	Greenberg Traurig, LLP
2375 Camelback Road
Suite 700
Phoenix, AZ 85016
Attn: Michael Kaplan
Fax: 602-445-8615
Email: kaplanm@gtlaw.com
All notices shall be deemed given and received one business day after their delivery to the addresses for the respective party(ies), with the copies indicated, as provided in this Section 12.1.
          12.2 Entire Agreement.
          This Agreement, the documents which are Exhibits and Schedules to this Agreement and any other contemporaneous written agreements entered into by the parties contain the sole and entire binding agreement among and representations made by the parties to each other and supersede any and all other prior written or oral agreements and representations among them; provided, however, the Confidentiality Agreement dated September 19, 2007 (the “Confidentiality Agreement”) shall remain in full force and effect until the Closing. The Letter Agreement is terminated as of the date of this Agreement and is of no further force or effect.
          12.3 Amendment.
          No amendment or modification of this Agreement shall be valid unless, in writing, and duly executed by the parties affected by the amendment or modification; provided, however, if the amendment affects the Seller generally, such amendment shall be valid and binding on the Seller if it is executed by the Seller.
          12.4 Binding Effect.
          This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, heirs, successors and permitted assigns.
          12.5 Waiver.
          Waiver by any party of any breach of any provision of this Agreement shall not be considered as or constitute a continuing waiver or a waiver of any other breach of the same or any other provision of this Agreement.
          12.6 Captions.
          The captions contained in this Agreement are inserted only as a matter of convenience or reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.
          12.7 Construction.
          In the construction of this Agreement, whether or not so expressed, words used in the singular or in the plural, respectively, include both the plural and the singular and the masculine, feminine and neuter genders include all other genders. Since all parties have engaged in the drafting of this Agreement, no presumption of construction against any party shall apply.
          12.8 Section.
          All references contained in this Agreement to Sections, Schedules and Exhibits shall be deemed to be references to Sections of and Schedules and Exhibits attached to this Agreement, except to the extent that any such reference specifically refers to another document. All references to Sections shall be deemed to also refer to all subsections of such Sections, if any. The definitions of terms defined in this Agreement shall apply to the Schedules.
          12.9 Severability.

          In the event that any portion of this Agreement is illegal or unenforceable, it shall affect no other provisions of this Agreement, and the remainder of this Agreement shall be valid and enforceable in accordance with its terms.
          12.10 Absence of Third-Party Beneficiaries.
          Nothing in this Agreement, express or implied, is intended to (a) confer upon any Person other than the parties to this Agreement, and as set forth in Sections 12.4 and 12.12, any rights or remedies under or by reason of this Agreement as a third-party beneficiary or otherwise; or (b) authorize anyone not a party to this Agreement to maintain an action or institute an arbitration proceeding pursuant to or based upon this Agreement.
          12.11 Business Day.
          As used in this Agreement, the term “business day” means any day other than a Saturday, Sunday or legal or bank holiday in the City of Hudson, Ohio (the “City”). If any time period set forth in this Agreement expires on other than a business day in the City, such period shall be extended to and through the next succeeding business day in the City.
          12.12 Assignment.
          Neither this Agreement nor any rights under this Agreement may be assigned by any party without the written consent of all other parties; provided, however, that nothing herein shall prohibit the assignment of Buyer’s rights and obligations to any Affiliate or direct or indirect subsidiary or prohibit the assignment of Buyer’s rights (but not obligations) to any lender.
          12.13 Other Documents.
          The parties shall take all such actions and execute all such documents which may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement.
          12.14 Governing Law.
          This Agreement and the interpretation of its terms shall be governed by the laws of the State of Delaware, without application of conflicts of law principles.
          12.15 Attorneys Fees.
          Seller, the Buyer and the Company shall pay their respective attorneys’ fees and expenses for the negotiation and preparation of this Agreement, the Exhibits and Schedules and the other agreements contemplated by this Agreement.

          12.16 Public Disclosure.
          No party to this Agreement shall make any public disclosure or publicity release pertaining to the existence of the subject matter contained in this Agreement without notifying and consulting with the other parties and upon approval of a joint press release, as approved by the President of GTS, and the Managing Partner of the Buyer; provided, however, that notwithstanding the foregoing, each party shall be permitted, after notice to the other parties, to make such disclosures to the public or to governmental agencies as its counsel shall deem necessary to maintain compliance with, and to prevent violation of, applicable laws, federal, state and local, domestic and foreign.
          12.17 Counterparts.
          This Agreement may be executed and delivered in two or more counterparts, each of which shall be deemed to be an original and all of which, taken together, shall be deemed to be one agreement.
          12.18 Affiliate. The term “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and such “control” will be presumed if the first Person owns 5% or more of the voting capital stock or other ownership interests, directly or indirectly, of such other Person.
          12.19 Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.
          12.20 Confidential Information. The term “Confidential Information” shall mean confidential data and confidential information (whether or not specifically labeled or identified as “confidential”), in any form or medium, relating to the business, Products or services of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to the Seller or of which the Seller became aware as a consequence of or through his employment with or ownership of the Company and which has value to the Company and is not known to the competitors of the Company. Confidential Information includes, but is not limited to, the following: (i) internal business information

(including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods), (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the suppliers, distributors, customers, independent contractors or other business relations of the Company, (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, research, records, reports, manuals, documentation, data and data bases relating thereto and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Notwithstanding the foregoing, Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.
          12.21 Funded Indebtedness. “Funded Indebtedness” shall mean the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, as well as the Company’s capital lease obligations, purchase money indebtedness, letters of credit, notes payable and all amounts payable to the Seller or any employee of the Company (including bonuses, dividend distributions and other payables and related Taxes payable by the Company), and (ii) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.
          12.22 Governmental Authority. The term “Governmental Authority” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities
          12.23 Hazardous Material. The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million
          12.24 Legal Requirements. The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or properties.
          12.25 Material Adverse Effect. The term “Material Adverse Effect” shall mean a material adverse effect on the business, results of operations, financial condition, prospects, assets, liabilities, cash flows or working capital of the Company.
          12.26 Product. The term “Product” shall mean each product, repair process or service distributed or sold by the Company and any other products or services with respect to which the Company has any liability, proprietary rights or beneficial interest.
          12.27 Treasury Regulations. The term “Treasury Regulations” shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Code.
          12.28 Straddle Period. The term “Straddle Period” shall mean any Tax period which commences prior to the Closing Date and ends after the Closing Date.
          12.29 Tax. The term “Tax” shall mean any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), vehicle, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.
          12.30 Tax Return. The term “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

          12.31 Trade Secrets. The term “Trade Secrets” shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, Product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are commercially reasonable under the circumstances to maintain its secrecy.
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     The parties have executed this Agreement as of the date set forth above.

Seller:	/s/ Michael P. Valentine
Michael P. Valentine

Company:	GROUP TRANSPORTATION SERVICES, INC., a Delaware corporation
	By:	/s/ Michael P. Valentine
		Name:	Michael P. Valentine
		Title:	Chief Executive Officer

GTS DIRECT, LLC, an Ohio limited liability company
	By:	/s/ Michael P. Valentine
		Name:	Michael P. Valentine
		Title:	President

Buyer:	GTS ACQUISITION SUB, INC. a Delaware corporation
	By:	/s/ Scott Rued
		Name:	Scott Rued
		Title:	Chairman

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